Exhibit 10.1

RESIGNATION, CONSULTING, NON-COMPETITION
AND GENERAL RELEASE AGREEMENT

THIS RESIGNATION, CONSULTING, NON-COMPETITION AND GENERAL RELEASE AGREEMENT (“Agreement”) is made and entered into this 14th day of October, 2004 (the “Effective Date”), by and between Ballistic Recovery Systems, Inc., a Minnesota corporation (the “Company”), and Mark B. Thomas, a Minnesota resident (“Mr. Thomas”).

BACKGROUND

1.                                       The Company and Mr. Thomas entered into that certain Employment Agreement effective as of January 1, 2004 (the “Employment Agreement”) pursuant to which Mr. Thomas served as the President, Chief Executive Officer, Chief Financial Officer and a member of the Board of Directors of the Company.

2.                                       Mr. Thomas desires to resign all positions of officer, director and employee of the Company, effective the Effective Date and the Company desires to accept Mr. Thomas’ resignation effective as of the Effective Date.

3.                                       The Company and Mr. Thomas, desire to amicably terminate the Employment Agreement and their relationship and enter into a transition consulting agreement pursuant to which Mr. Thomas will supply certain consulting services to the Company and resolve all potential disputes between them.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.                                       Thomas Resignation.  Mr. Thomas hereby resigns as Director, President, Chief Executive Officer, Chief Financial Officer and as an employee of the Company effective 4:00 p.m., October 14, 2004, and the Company hereby accepts his resignation.  The Company will provide Mr. Thomas his regular base salary and benefits through his date of resignation.

2.                                       Termination of Employment Agreement.  The Employment Agreement is hereby terminated except that the provisions of Section 8 (Confidentiality and Non-Competition) shall survive in the event that within fifteen (15) days after executing this Agreement (the “Rescission Date”) Mr. Thomas exercises his right to rescind or revoke his release as more fully set forth below.

3.                                       Consulting Services.  Executive agrees to provide, for a ninety-day period starting on  the Effective Date (“Transition Period”), an amount up to twenty-five (25) hours per month as a consultant to the Company to assist in certain transition matters as reasonably requested by the Company’s Board of Directors or their designee including, but not limited to, (i) assisting in introductions and calls to Company customers and vendors; (ii) assisting in the transition of the Company’s management; (iii) assisting in the Company’s ongoing litigation; (iv) assisting in the timely submission and preparation of SEC reports such as Forms 10-KSB; (v) assisting in accounting and auditing matters; and (vi) providing, if requested, a written memorandum setting forth in sufficient detail a description of pending meetings, initiatives, and other pending matters related to the Company’s business that Executive believes in good faith the Company must know for a smooth and proper transition of Mr. Thomas’ duties and responsibilities. Mr. Thomas will cooperate in good faith during the Transition Period with the Company to the extent his cooperation is needed in the transition of his duties and responsibilities to others in the Company.  The Company’s requests for consulting services shall be made in good faith, upon reasonable notice, and shall take into consideration Executive’s availability with the understanding that Executive will be engaging in a job search and other personal business activities during the Transition Period. For such consulting services, the Company shall pay Mr. Thomas $5,000 on the last day of each of the three 30-day periods for a total consulting payment of $15,000, and the Company shall reimburse Mr. Thomas for reasonable, documented out-of-pocket business expenses consistent with Company reimbursement policies.  The reimbursement of business expenses shall be made within ten (10) business days of the end of the 30-day period in which the expenses are incurred.  Subject to compliance with Section 5, the consulting payment shall be made whether or not consulting services are requested and performed in that period.  Mr. Thomas is obligated to keep reasonable records of his consulting time and tasks accomplished and shall use his best efforts to accomplish the assigned tasks.  To the extent that a) the Board of Directors requests and b) Mr. Thomas engages in consulting work hereunder in excess of twenty-five (25) hours in any of the three 30-day periods, Mr. Thomas will, in addition to the $5,000 consulting payment for such period, be paid $200 per hour for consulting services over and above 25 hours in that period.  The additional consulting fees shall be paid to Mr. Thomas within ten business days of the end of 30-day period in which the services are provided.

Mr. Thomas understands that in performing consulting services under this Agreement, Mr. Thomas is an independent contractor, therefore the parties expressly agree that (a) their relationship is based on the understanding that Mr. Thomas is an independent contractor and not an employee of the Company and no employment relationship is created hereby, (b) the Company shall not provide Mr. Thomas with any fringe benefits in connection with the consulting services provided hereunder, and (c) the Company has no responsibility for withholding taxes, social security withholding, worker’s compensation withholding, unemployment withholding or any similar taxes or charges attributable to Mr. Thomas arising from compensation for consulting services paid to Mr. Thomas pursuant hereto.  Mr. Thomas understands that he does not have authority to bind or otherwise commit the Company.

4.                                       Payments and Benefits Provided by the Company.  Provided Mr. Thomas does not (1) exercise his right to rescind or revoke his release prior to the Rescission Date, or (2) violate the terms of his non-competition or confidentiality provisions as provided in Section 5 hereof, the Company will provide him with the following additional payments and benefits in the time frames noted below:

(a)                                  Confidentiality and Non-competition Payment. Specifically as consideration for the Confidentiality and Non-Competition Obligations set forth in Section 5, the Company will pay Mr. Thomas an amount equal to Two Hundred Thirty Thousand and no/100 Dollars ($230,000) as follows: (1) Sixty Thousand ($60,000) payable within two business days following the Rescission Date and (2) an aggregate of One Hundred Seventy Thousand ($170,000) payable monthly on the last day of each month in equal installments over a 24 month period.  The first such payment under subpart (2) will be made on November 30, 2004 and at the end of each month for the 24-month period thereafter.  Payments under this subparagraph (a) are payments for the Confidentiality and Non-Competition Obligations and thus are not subject to withholding for federal and state taxes and other required payroll deductions.

(b)                                 Vacation Time/Expenses.  Within two business days following the Rescission Date, the Company shall also pay Mr. Thomas an amount equal to (a) $ 19,058.27 (219.92 hours) for accrued but unpaid time off (including, but not limited to vacation), and (b) reimbursement for any documented expenses incurred through the Effective Date consistent with Company reimbursement policies.

(c)                                  Stock Options.  The five-year term of each of the stock options previously granted to Mr. Thomas as follows:  (i) options to acquire 15,000 shares of Common Stock at $1.25 per share granted March 14, 2000; (ii) options to acquire 15,000 shares of Common Stock at $.9063 per share granted March 20, 2001; (iii) options to acquire 15,000 shares of Common Stock at $1.38 per share granted March 18, 2002; and (iv) options to acquire 15,000 shares of Common Stock at $1.05 per share granted March 18, 2003; (collectively, the “Options”); shall all be extended by one-year.  No other term of the Options shall change pursuant to this Agreement.

(d)                                 Legal Fees. After the Rescission Date, the Company shall promptly reimburse Mr. Thomas up to a maximum of Five Thousand ($5,000) for reasonable and documented legal fees incurred by Mr. Thomas in connection with Mr. Thomas’ resignation.  For purposes of documentation, a summation of hours performed and not a description of services rendered shall be sufficient.

(e)                                  Bonuses/Profit Sharing.  The Company shall, to the extent earned under current bonus plans,  (a) pay Mr. Thomas on or before November 30, 2004 an amount not to exceed $15,000 for bonuses earned by Mr. Thomas for the fiscal year ended September 30, 2004, and (b) shall make contributions under the Company’s profit sharing plan for the period ended September 30, 2004 at the same time it makes contributions for other employees.

(f)                                    Benefits.  Mr. Thomas has the right under applicable law to continue his coverage in the Company’s health insurance program at his expense, however, as an additional benefit of this Agreement, the Company shall timely make the COBRA payments for individual coverage for Mr. Thomas for the period through April 30, 2006, provided Mr. Thomas executes the necessary documents provided to him by the Company to elect such continued coverage, and, further, the Company’s obligations in this subparagraph will cease immediately upon Mr. Thomas obtaining comparable replacement coverage.  Should the Company for any reason terminate its health insurance program prior to April 30, 2006, the Company shall arrange for comparable individual health insurance coverage for Mr. Thomas for such period as provided to other Company employees at such time.

5.                                       Confidentiality and Non-Competition Obligations of Mr. Thomas.

Mr. Thomas agrees and acknowledges that:

(a)                                  Confidentiality.

(i)                                     All original and copies of records of the accounts of the Company, of any nature, whether existing at the time his employment, procured through the efforts of Mr. Thomas, or obtained by Mr. Thomas from any other source, and whether prepared by Mr. Thomas or otherwise, shall be the exclusive property of the Company regardless of who actually purchased the original book, record or magnetic storage unit on which such information is recorded.

(ii)                                  All business plans, patents, inventions, intellectual property, trade secrets, files, records, documents, drawings, specifications, programs, equipment and similar items relating to the business of the Company, whether they are prepared by the Company or by Mr. Thomas, or come into Mr. Thomas’ possession in any other way and whether or not they contain or constitute “trade secrets” owned by the Company, are and shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company.

(iii)                               Mr. Thomas promises and agrees that he shall not misuse, misappropriate, give, sell, furnish, nor disclose, whether for consideration or for no consideration, at any time hereafter, any trade secrets described herein, directly or indirectly, or use them in any way or manner, for his or her own benefit or the benefit of others. Mr. Thomas agrees and promises not to make known to other person, firm, or corporation the names, addresses or any other information of any of the Company’s customers or vendors.

(iv)                              Mr. Thomas will immediately return to the Company any and all of the Company’s property in his possession or under his control except as reasonably required to perform the consulting services indicated in Section 3.  After such consulting services have been rendered, as determined by the Company’s Board of Directors, Mr. Thomas will return any remaining Company property to the Company.

(v)                                 Mr. Thomas will refrain from communicating with the Company’s officers and employees, vendors, customers, competitors, and trade affiliations any information regarding the terms of this Agreement, unless he receives written permission from the Board of Directors.

(vi)                              The Confidentiality provisions of this Section 5 (a) do not cover  information that is already publicly known nor do the Confidentiality provisions cover any information that is made public through no fault of Mr. Thomas.

(b)                                 Non-Compete.

For a period of two years following the Effective Date of this Agreement, (A) Mr. Thomas agrees and promises not to call on, solicit, or take away any of the customers of Company on whom Mr. Thomas called on or with whom Mr. Thomas became acquainted with during his employment with the Company and (B) Mr. Thomas agrees that within the United States or any international country in which the Company can demonstrate that it actively markets its products at the time of this Agreement, Mr. Thomas shall not directly or indirectly become employed by, consult with, own, manage, operate, or conduct any business engaged in the design, manufacturing, marketing or distribution of (i) emergency parachute recovery systems for use with recreational, general and commercial aviation aircraft and unmanned aircraft or (ii) general aviation aircraft.

(c)                                  These covenants on confidentiality, non-retention of Company property, and non-compete provisions are material to this Agreement and the Company’s willingness to enter into it, and the payments and obligations of the Company as set forth in this Agreement are material to this Agreement and Mr. Thomas’ willingness to enter into it.  Any violation by Mr. Thomas of any or all of the covenants of this Section 5 will result in irreparable harm to the Company, entitling it to apply for injunctive relief as necessary to forbid further such violations.  Such injunctive relief will be in addition to such other and different relief to which the Company may be entitled.  The Company may seek such injunctive relief only in a court of competent jurisdiction as necessary to forbid further violations of this Section 5.  All other relief must be sought and claims made in accordance with Section 14, including, without limitation, claims for money damages including any claims for offsetting amounts still owed to Mr. Thomas pursuant to Section 4 hereof.

6.                                       Mutual Release of Claims.  In consideration of the benefit of this Agreement, Mr. Thomas and the Company hereby fully and finally release, waive, and otherwise relinquish any and all claims that they have or believe they have against each other through the date of this Agreement.  Mr. Thomas and the Company (as defined in Section 7 (b)), also agree to release and discharge the other from any and all claims or causes of action that either may have, prior or after the execution of this Agreement in the capacity as shareholder(s) of the Company, except that Mr. Thomas may participate in the award of a class action lawsuit filed by third parties.  Mr. Thomas agrees that he will not cause, participate or instigate shareholder litigation against the Company, its officers, directors, employees or agents.  Notwithstanding anything herein to the contrary, this release does not release any rights Mr. Thomas may have to the payments and benefits under this Agreement.  The parties will not bring any legal action or make any other demands against each other, except as necessary to enforce this Agreement which shall be enforced by way of arbitration as set forth in Section 14 (except as provided under Section 5 (c)).  The consideration recited under this Agreement is full and fair consideration for the release of such claims.  The parties do not owe each other anything other than what is set forth in this Agreement.  The benefits the parties will receive hereunder constitute adequate consideration to support this Agreement.

The claims that Mr. Thomas is releasing, waiving, and otherwise relinquishing hereunder include all of the rights to any relief from the Company including, but not limited to:

(a)                                  Any and all of the rights he has now, including, but not limited to, rights as a shareholder of the Company, whether he knows about such rights or not.

(b)                                 All claims relating in any way to Mr. Thomas’ employment, including, but not limited to, claims for discrimination and any other rights and claims under the Age Discrimination in Employment Act (“ADEA”), Title VII of the federal Civil Rights Act of 1964, as amended, the Minnesota Human Rights Act (“MHRA”), or any other federal, state, or local civil rights laws.

(c)                                  All claims arising out of Mr. Thomas’ separation from employment, including, but not limited to, claims under the Employee Retirement Income Security Act of 1974 (“ERISA”), claims for breach of contract, breach of fiduciary duty, fraud, fraud in the inducement, misrepresentation, defamation; infliction of emotional distress; unlawful or wrongful termination of employment; and any other claims for unlawful employment practices.

Notwithstanding the provisions of this Mutual Release of Claims, Mr. Thomas does not, by signing this Agreement, release or waive (1) any vested interest in any 401(k) or pension plan by virtue of his employment, (2) any rights or claims that may arise after it is signed other than the shareholder claims specifically noted above, (3) the payments and benefits specifically promised to him under this Agreement, (4) his stock option rights, and voting and other rights with respect to continued ownership and sale of stock; and  (5) the right to institute legal action under Section 14 for the purpose of enforcing the provisions of this Agreement.

7.                                       Other Agreements.

(a)                                  The Company, its directors, officers and employees and agents, and Mr. Thomas will refrain from disparaging each other.  Each will represent, if asked, that their relationship ended mutually and amicably, and wish each other the best in the future.

(b)                                 For purposes of the release of claims in this Agreement “Mr. Thomas” means Mark B. Thomas, all and each of his past and present heirs, representatives, executors, administrators, and any other person who has or obtains legal rights through him.  Further for purposes of this Agreement including the release of claims, “Company” means Ballistic Recovery Systems, Inc., and all and each of its past and present parent and subsidiary companies; and all and each of the past and present officers, directors, shareholders, agents, employees, insurers, (other than medical insurers) successors and assigns of any and all of the foregoing entities, except that with respect to the provisions of Section 7(a),  “Company” means Ballistic Recovery Systems, Inc., and all and each of its then present parent and subsidiary companies and all and each of the present directors,  officers and employees.

(c)                                  The Company shall indemnify Mr. Thomas as an officer, director and employee to the fullest extent afforded by the Bylaws and applicable law.  The Company’s indemnification in this regard shall apply also to the Transition Period and the services Mr. Thomas provides to the Company during the Transition Period.

(d)                                 The Company shall make the press release attached as Exhibit A to this Agreement and all statements by the Company, its officers, directors and employees regarding Mr. Thomas and by Mr. Thomas regarding the Company, its officers, directors and employees shall be in accordance with this press release.

8.                                       Mr. Thomas’ Rights to Counsel, Consider, Revoke and Rescind.

Mr. Thomas represents that he was advised and represented by counsel with respect to his separation from the Company and with respect to this Agreement.

Mr. Thomas understands that he may take up to twenty one (21) days to consider his waiver of age discrimination rights and claims under the ADEA, beginning the Effective Date.  He further understands that, if he signs this Agreement, he may revoke his waiver of age discrimination rights and claims under the ADEA within seven (7) days thereafter, and his waiver will not be effective or enforceable until this seven-day period has expired.

Mr. Thomas further understands that he may rescind his waiver of discrimination claims under the MHRA within fifteen (15) calendar days after executing this Agreement.  To rescind this waiver, he must put the rescission in writing and deliver it to the Company by hand or mail within the 15-day period.  If he delivers the rescission by mail it must be: Postmarked within fifteen (15) calendar days of the day on which he signs this Agreement; addressed to the Company, c/o Robert Nelson, Chairman of the Board of Directors, 300 Airport Road, South St. Paul, Minnesota  55075; and sent by certified mail, return receipt requested.

If Mr. Thomas rescinds or revokes his waivers as provide above, the Company’s obligations under this Agreement will cease and the Company will owe him none of the payments and benefits of this Agreement other than payments and benefits that would be owed or provided even if he did not enter into this Agreement.

9.                                       Non-Admission.         The Company and Executive enter into this Agreement expressly disavowing fault, liability and wrongdoing to the other, liability at all times having been denied.  Neither this Agreement, nor anything contained in it, shall be construed as an admission by the Company or Executive of any liability, wrongdoing or unlawful conduct whatsoever.  If this Agreement is not executed, no term of this Agreement shall be deemed an admission by the Company of any right Mr. Thomas may have with or against the Company.

10.                                 Severability.  If a court of competent jurisdiction invalidates any provision of this Agreement, then all of the remaining provisions of this Agreement shall continue unabated and in full force and effect.

11.                                 No Oral Modification.  This Agreement may not be changed orally.

12.                                 No Oral Waiver.  No breach of any provision hereof can be waived by any undersigned party unless in writing.  Waiver of any one breach by an undersigned party shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

13.                                 Governing Law.  This Agreement shall be governed by the substantive laws of the State of Minnesota without regard to conflicts of law principles.

14.                                 Dispute Resolution.  Any dispute of any kind or nature resulting or arising from this Agreement, the subject matter set forth herein or the obligations of the parties pursuant to this Agreement shall be resolved by binding arbitration before a single arbitrator mutually selected by the parties, which arbitrator shall be a former judge of a Minnesota state court or federal court sitting in Minnesota.  Should the parties fail to agree on an arbitrator, the Company and Executive shall apply to the Chief Judge of the Hennepin County District Court for selection of an arbitrator. The arbitration shall be in accordance with the commercial rules of the American Arbitration Association (“AAA”) then in effect, however, the AAA shall not administer the arbitration.  All disputes shall be arbitrated in Minneapolis, Minnesota.  The award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

15.                                 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AGREED:

BALLISTIC RECOVERY SYSTEMS, INC.

By:	/c/ Robert L. Nelson
Robert L. Nelson, Chairman of the Board

/c/ Mark B. Thomas
Mark B. Thomas